Bristol Myers Squibb

POWER OF ATTORNEY

I, Manuel Hidalgo Medina, Director of Bristol-Myers Squibb Company (the "Company"), a corporation duly organized and existing under the laws of the State of Delaware, in the United States of America, and having its principal place of business at 430 E 29th Street, 14th Floor, New York, New York, do hereby constitute and appoint each of Sandra Leung, Katherine R. Kelly, Lisa A. Atkins, and James Cotton, individually, as my lawful attorney-in-fact and in my name, place and stead to execute and deliver any and all documents relating to insider reporting requirements under Section 16 of the Securities Exchange Act of 1934 with respect to securities issued by the Company, including, without limitation, the execution and filing of a Form ID and all Forms 3, 4 and 5, and to take such other action, as such attorney considers necessary or appropriate, to effectuate such transactions. This Power of Attorney shall remain in full force and effect until I am no longer required to file Forms 3, 4, and 5 with respect to securities issued by the Company, unless earlier revoked.

IN WITNESS WHEREOF, I have executed this Power of Attorney on this 27 16 day of May, 2021.

Manuel Hidalgo Medina

LISA A. ATKINS
Notary Public, State of New York
No. 02AT6322835
Qualified in Kings County
Commission Expires April 13, 2023

LISA A. ATKINS NOTARY PUBLIC STATE OF NEW YORK